Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the First Quarter of Fiscal 2017 and Declares a Quarterly Cash Dividend

Union City, California – July 21, 2016 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the first fiscal quarter ended June 30, 2016.

First quarter overview:
•	Record revenues of $57.7 million, up 9% over last year’s comparable quarter.
•	Diluted net income per share of $0.30, down 3% from last year’s comparable quarter, resulting from an increase of 2 percentage points in operating expenses as a percentage of revenues, due to initiatives to increase investments in research and development and international sales and marketing.

Revenues highlights:
•	Medical market revenues of $9.1 million, up 5% over last year’s comparable quarter.
•	Veterinary market revenues of $47.7 million, up 10% over last year’s comparable quarter.
•	Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, of $44.7 million, up 7% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc revenues of $31.3 million, up 3% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.5 million units, up 5% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $10.1 million, up 16% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,533 units, up 16% over last year’s comparable quarter.
•	North America revenues of $46.8 million, up 11% over last year’s comparable quarter.
•	International revenues of $10.9 million, flat compared to $10.8 million for last year’s comparable quarter.

Other financial highlights:
•	Gross profit of $32.0 million, up 9% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of June 30, 2016 of $153.3 million.
•	Abaxis paid dividends of $2.7 million, or $0.12 per share during the first quarter of fiscal 2017.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are off to a solid start in the first quarter of fiscal 2017 with record total revenues and 10% growth in veterinary sales. Total revenues for the quarter increased by 9% over last year’s first quarter, driven by 16% growth in instrument sales year over year, which sets the stage for future consumable revenue growth in the coming quarters and years. Revenues from our consumables portfolio grew 7% year over year and continued to drive consistent financial results, and revenues from consumables amounted to 77% of total revenues in the first quarter of fiscal 2017. We are particularly pleased to have gained additional traction in the medical market, with medical reagent disc sales generating a quarterly unit sales record with an increase of 15% during the first quarter of fiscal year 2017 over last year’s first quarter. We significantly increased our investment in research and development and international sales and marketing expenses during the quarter, as planned, which resulted in flat operating income in the quarter. However, these investments are intended to drive long-term revenues and income growth for the company.”

Mr. Severson concluded, “The financial condition of the company continued to be strong with cash, cash equivalents and short- and long-term investments of $153.3 million. We continued to manage the company conservatively and fund operations, as well as our quarterly dividend, from internally generated cash flow. We are excited with the opportunities ahead of us in the remaining three quarters of fiscal 2017 and beyond.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, to be paid on September 15, 2016, to all shareholders of record as of the close of business on September 1, 2016.

Share Repurchase Program

Abaxis’ Board of Directors has approved a $30 million increase to its existing share repurchase program, to a total of $54 million. As of June 30, 2016, Abaxis had $24.0 million of its common stock available for repurchase under its share repurchase program.

Results of Operations

Quarterly Results

For the fiscal quarter ended June 30, 2016, Abaxis reported revenues of $57.7 million, as compared with revenues of $53.1 million for the comparable period last year, an increase of 9%. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, increased by $1.4 million, or 16%, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $2.9 million, or 7%, over the same period last year. Abaxis reported net income of $6.9 million for the fiscal quarter ended June 30, 2016, compared to $7.0 million for the fiscal quarter ended June 30, 2015. Abaxis’ effective tax rate in the fiscal quarter ended June 30, 2016 was 36%, compared to 36% for the same period last year. Abaxis reported diluted net income per share of $0.30 (calculated based on 22,685,000 shares) for the three-month period ended June 30, 2016, compared to $0.31 per share (calculated based on 22,879,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during each of the first quarter of fiscal 2017 and the first quarter of fiscal 2016 was $2.8 million. Abaxis paid $2.7 million in cash dividends to shareholders during the first quarter of fiscal 2017.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, July 21, 2016. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10089674, through July 28, 2016. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to the opportunities ahead of Abaxis in the remaining three quarters of fiscal year 2017 and beyond, Abaxis’ ability to obtain future consumable revenue growth in the coming quarters and years driven by its growth in instrument sales, the ability of Abaxis to derive long-term revenue and income growth from its investments in research and development and international sales and marketing, Abaxis’ beliefs regarding its ability to perform at a high level, generate significant cash flow, maintain the strong financial foundation of Abaxis and enable Abaxis to take advantage of opportunities, the continued success of Abaxis, payment of future cash dividends, financial resources and potential for future growth, market acceptance and penetration of product offerings, and future revenues, income and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10‑K, and subsequently filed quarterly reports on Form 10‑Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Revenues	$57,696	$53,090
Cost of revenues	25,695	23,698
Gross profit	32,001	29,392
Operating expenses:
Research and development	5,233	4,723
Sales and marketing	11,824	10,586
General and administrative	4,202	3,458
Total operating expenses	21,259	18,767
Income from operations	10,742	10,625
Interest and other income (expense), net	(30)	359
Income before income tax provision	10,712	10,984
Income tax provision	3,822	3,989
Net income	$6,890	$6,995

Net income per share:
Basic net income per share	$0.31	$0.31
Diluted net income per share	$0.30	$0.31
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,465	22,624
Weighted average common shares outstanding - diluted	22,685	22,879
Cash dividends declared per share	$0.12	$0.11

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30, 2016	March 31, 2016
Current assets:
Cash and cash equivalents	$87,526	$88,323
Short-term investments	48,657	41,474
Receivables, net	36,908	35,148
Inventories	35,640	35,131
Prepaid expenses and other current assets	4,040	6,351
Net deferred tax assets, current	4,810	4,810
Current assets of discontinued operations	61	961
Total current assets	217,642	212,198
Long-term investments	17,080	22,458
Investment in unconsolidated affiliates	5,670	2,705
Property and equipment, net	29,277	26,842
Intangible assets, net	1,286	1,324
Net deferred tax assets, non-current	4,293	3,903
Other assets	3,397	1,950
Total assets	$278,645	$271,380

Current liabilities:
Accounts payable	$8,390	$7,292
Accrued payroll and related expenses	7,930	8,349
Accrued taxes	1,958	1,145
Current liabilities of discontinued operations	57	112
Other accrued liabilities	9,293	9,393
Deferred revenue	1,624	1,600
Warranty reserve	1,344	1,281
Total current liabilities	30,596	29,172
Non-current liabilities:
Deferred revenue	2,034	2,274
Warranty reserve	2,232	1,927
Net deferred tax liabilities	277	384
Notes payable, less current portion	354	379
Other non-current liabilities	990	932
Total non-current liabilities	5,887	5,896
Total liabilities	36,483	35,068
Shareholders' equity:
Common stock	128,667	127,016
Retained earnings	113,493	109,303
Accumulated other comprehensive income (loss)	2	(7)
Total shareholders' equity	242,162	236,312
Total liabilities and shareholders' equity	$278,645	$271,380

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three months ended June 30, 2016 and 2015.

	Three Months Ended June 30,
Revenues by Geographic Region	2016	2015
North America	$46,773	$42,311
International	10,923	10,779
Total revenues	$57,696	$53,090

	Three Months Ended June 30,
Revenues by Customer Group	2016	2015
Medical Market	$9,097	$8,684
Veterinary Market	47,731	43,589
Other	868	817
Total revenues	$57,696	$53,090